                                                                                                         ---------------------------
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
                                                     Washington, D.C. 20549                              ---------------------------
-------------------------
                                                                                                         OMB Number:  3235-0104
         FORM 3                                                                                          Expires: September 30, 1998
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            Estimated average burden
                                                                                                         hours per response. . . .
                                                                                                         .   0.5
-------------------------
                                                                                                         ---------------------------
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                              Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type                       Section 30(f) of the Investment Company Act of 1940
Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Date of Event   4. Issuer Name and Ticker or Trading Symbol
       ROTH          GERRY                    Requiring
                                              Statement           Trend-Lines, Inc.  "TRND"
----------------------------------------     (Month/Day/Year) ----------------------------------------------------------------------
(Last)          (First)       (Middle)                        5. Relationship of Reporting         6. If Amendment, Date of
                                                                 Person(s) to Issuer                  Original (Month/Day/Year)
                                                                         (Check all applicable)
  Trend-Lines, Inc.                         --------------------
  135 American Legion Highway               3. IRS or Social     ___Director       ___10% Owner
-----------------------------------------      Security Number   _X_Officer (give  ___Other (specify -------------------------------
                 (Street)                      of Reporting              title below)       below)  7. Individual or Joint/Group
                                               Person            Executive Vice President,            Filing (Check Applicable Line)
  Revere       MA           02151              (Voluntary)        Retail Operations                   __Form filed by One Reporting
-----------------------------------------                                                             __Form filed by More than One
  (City)       (State)       (Zip)                                                                      Reporting Person
                                            ----------------------------------------------------------------------------------------
                                                                     Table 1 - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                    2. Amount of Securities      3. Ownership       4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                              Beneficially Owned           Form: Direct        (Instr. 5)
                                            (Instr. 4)                   (D) or
                                                                         Indirect
                                                                         (I) (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)

FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative         2.  Date Exer-      3.  Title and Amount of Securities   4. Conver-   5. Owner-     6.  Nature of
    Security (Instr. 4)             cisable and         Underlying                          sion or      ship           Indirect
                                    Expiration          Derivative Security                 Exercise     Form of        Beneficial
                                    Date                (Instr. 4)                          Price of     Deriv-         Ownership
                                                                                            Deri-        ative          (Instr. 5)
                                    (Month/Day/Year)                                        vative       Security:
-----------------------------------------------------------------------------------------   Security     Direct
                                     Date        Expira-                           Amount                (D) or
                                     Exer-       tion                              of                    Indirect
                                     cisable     Date             Title            Number                (I)
                                                                                   of                    (Instr. 5)
                                                                                   Shares

------------------------------------------------------------------------------------------------------------------------------------
Employee stock option (right to buy)  (1)        1/3/10     Class A Common Stock   20,000   $ 1.5625        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  The options vest in four annual installments beginning January 3, 2000.
                                                                                  /s/ Gerry Roth
                                                                                  -------------------------------     April 24, 2000
** Intentional misstatements or omissions of facts constitute Federal Criminal    **Signature of Reporting Person          Date
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           Gerry Roth


Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained in this form are not  required to respond  unless the form  displays a currently
valid OMB Number.                                                                                                            Page 2
                                                                                                                     SEC 1473 (7-96)